Exhibit 10.2

VISION-SCIENCES, INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Recipient Name: Howard Zauberman	Recipient Name (“Recipient”)
Total Number of Shares of Restricted Stock:	1,200,000 (the “Restricted Stock”)
Grant Issue Date/Price:	November 26, 2013 /$1.01

1.     ISSUANCE OF RESTRICTED STOCK.

Pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”), Howard Zauberman’s Employment Agreement, and resolutions of the Compensation Committee (the “Committee”) of the Board of Directors of the Company duly adopted on the Issue Dates set forth above, the Company hereby issues to Recipient the number of shares of Restricted Stock of common stock of the Company set forth above, par value $.01 per share (“Common Stock”), on the terms and conditions set forth herein, Howard Zauberman’s Employment Agreement, and the Plan. Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

The Recipient shall not be required to pay any cash consideration in exchange for the Restricted Stock, except for taxes in accordance with Section 7.

2.     RESTRICTIONS AND RESTRICTED PERIOD.

(a)     Restrictions. Shares of Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture as described in Section 4 below until the restrictions have lapsed in accordance with the next paragraph.

(b)     Restricted Period. The restrictions set forth above shall lapse and the shares of Restricted Stock shall become vested and transferable (provided, that such transfer is otherwise in accordance with federal and state securities laws, and subject to Section 4 below) as to the shares of Restricted Stock as set forth on Exhibit A.

3.     RIGHTS OF A STOCKHOLDER.

From and after the Issue Date and for so long as the Restricted Stock is held by or for the benefit of the Recipient, the Recipient shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, including, but not limited to, the right to receive dividends and the right to vote such shares. If there is any stock dividend, stock split or other change in character or amount of the Restricted Stock, then in such event, any and all new, substituted or additional securities to which Recipient is entitled by reason of the Restricted Stock shall be immediately subject to the Restrictions with the same force and effect as the Restricted Stock subject to such Restrictions immediately before such event.

4.     FORFEITURE UPON CESSATION OF SERVICE OR FAILURE TO MEET MILESTONES.

If the Recipient’s service to the Company is terminated for Cause, as defined in Attachment A to Howard Zauberman’s Employment Agreement, or if Recipient voluntarily terminates Recipient’s service with the Company, then the Restricted Stock, to the extent the restrictions have not lapsed, shall be forfeited to the Company without payment of any consideration by the Company, and neither the Recipient nor any of Recipient’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such shares of Restricted Stock. If Recipient fails to achieve the Milestones (as defined on Exhibit A), the shares of Restricted Stock tied to that Milestone are cancelled.

5.     CERTIFICATES.

Restricted Stock granted herein may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Recipient, then the Company may retain physical possession of the certificate until the restrictions have lapsed.

6.     LEGENDS.

The Company may require, as a condition of the issuance and delivery of certificates evidencing Restricted Stock pursuant to the terms hereof, that the certificates bear the legend as set forth immediately below, in addition to any other legends required under federal and state securities laws or as otherwise determined by the Committee. All certificates representing any of the shares of Restricted Stock subject to the provisions of this Agreement shall have endorsed thereon the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER HELD BY THE ISSUER OR ITS ASSIGNEES(S) AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SHARES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER SHALL BE PERMITTED UNTIL SUCH RESTRICTIONS HAVE LAPSED AND AN EFFECTIVE REGISTRATION STATEMENT COVERING THE PLAN SHALL BE IN EFFECT.

Such legend shall not be removed until the lapse of restrictions pursuant to the terms hereof and a registration statement covering such Common Stock shall be effective.

7.     TAXES.

The Recipient shall pay to the Company promptly upon request, at the time the Recipient recognizes taxable income in respect to the shares of Restricted Stock, an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the shares of Restricted Stock. In lieu of collecting payment from the Recipient, the Company may, in its discretion, distribute vested shares of Common Stock net of the number of whole shares of Common Stock the fair market value of which is equal to the minimum amount of federal, state and local taxes required to be withheld under applicable tax laws. The Recipient understands that Recipient (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

8.     MISCELLANEOUS.

(a)     Restrictions on Transfer. Shares of Restricted Stock that have not become unrestricted may not be transferred or otherwise disposed of by the Recipient, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise.

(b)     Compliance with Law and Regulations.      The award and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Any purported transfer or sale of the shares of Common Stock shall be subject to restrictions on transfer imposed by any applicable state and Federal securities laws. Any transferee shall hold such shares of Common Stock subject to all the provisions hereof and shall acknowledge the same by signing a copy of this Agreement.

(c)     Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement shall be valid, and the Company will not transfer any of said shares of Restricted Stock on its books or otherwise nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

(d)     Incorporation of Plan. This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Restricted Stock Agreement shall be deemed to be modified accordingly.

(e)     Notices. Any notices required or permitted hereunder shall be addressed to the Company, at its principal offices, or to the Recipient at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

(f)     Successors. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Recipient and his or her personal representatives and beneficiaries.

(g)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Recipient and his legal representative in respect of any questions arising under the Plan or this Agreement.

(h)     Amendment. This Agreement may be amended or modified by the Company at any time; provided that notice is provided to the Recipient in accordance with Section 8(e); and provided further that no amendment or modification that is adverse to the rights of the Recipient as provided by this Agreement shall be effective unless set forth in a writing signed by the Parties.

(i)     The Company shall have no right to repurchase any of the restricted Shares issued hereunder without Zauberman’s written consent.

* * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

VISION-SCIENCES, INC.
By: /s/ Lewis C. Pell
Name: Lewis C. Pell
Title: Chairman
Dated: November 26, 2013

RECIPIENT’S ACCEPTANCE

The undersigned hereby accepts the foregoing grant and agrees to the terms and conditions thereof.

RECIPIENT:
By: /s/ Howard I. Zauberman
Name: Howard I. Zauberman
Date: November 26, 2013

EXHIBIT A

GRANT SCHEDULE

1.

Restrictions.  The restrictions shall lapse as to 300,000 Restricted Shares for achieving each of the annual (March 2014, March 2015, March 2016, and March 2017) corporate milestones and individual performance objectives (together, “Milestones”) based on a plan developed by you and the Board and approved by the Board within 90 days of the date of this Agreement. These Restricted Shares which have been earned will become unrestricted immediately and will then vest in quarterly annual installments after meeting the Milestones. For example, if you achieve a milestone at the end of FY 2014, the Restricted Shares will immediately become unrestricted and will then vest at the end of each of FY 2015, 2016, 2017 and 2018. If Milestones are missed, the Restricted Shares tied to those Milestones are cancelled.

2.

Change of Control.  Restrictions as to 50% of any Restricted Shares that are not yet unrestricted shall lapse on a Change of Control of the Company (as defined in the Plan) and shall vest immediately at that time. 100% of all Restricted Shares which have been earned (i.e., the restrictions have been lifted) but which have not previously vested and were not forfeited shall vest immediately upon a Change of Control.

3.

Accelerated Vesting on Termination.  If Zauberman’s employment is terminated by the Company for any reason other than for Cause (as defined in Attachment A of Zauberman’s Employment Agreement), then all Restricted Shares which have been earned (i.e., the restrictions have been lifted) and not cancelled shall vest immediately.